BioLabs, Inc.


                                                               September 2, 1999
DYNAMED, INC.
113 2nd Street, Suite 102
Wenatchee, WA 98801

Attn: Mr. R.E. Wheeler/CEO & President
RE: Memorandum of Understanding

Dear Sir:

         The purpose of this letter is to confirm the principal terms and conditions of a proposed agreement between BioLabs, Dynamed and the shareholders of Dynamed, who may in certain instances be shareholders individually in Biotherapies Inc. (Collectively, the "Parties"), for the proposed acquisition by BioLabs of the assets of Dynamed and equity held by certain shareholders in Biotherapies Inc. Finalization of this transaction will be completed pursuant to mutually agreeable and executed legal documents encompassing, among other things, all of the matters set forth in this letter after completion of any due diligence BioLabs deems reasonably necessary. It is our intention that this letter will set out the Parties' mutual understanding of the arrangements relating to this transaction, the principal terms and conditions of which are as follows:

1. BioLabs proposes to acquire the 100,000 of Biotherapies Inc. Common stock presently held by Dynamed and/or common stock that may be independently held by certain shareholder of Dynamed in Biotherapies Inc.

2. BioLabs proposed to acquire Dynamed's interest in a joint venture agreement with Biotherapies Inc. For the development of technology regarding the treatment for prostate cancer.

3. BioLabs proposed to pay Dynamed and/or its shareholders $850,000 USD and 1,100,000 shares of common stock of BioLabs Inc. For the acquisition of the noted assets defined in items 1 and 2. Purchase price to be distributed as directed by Dynamed Inc.

4. Any and all funds forwarded to the Parties as directed by Dynamed Inc. Will be held in escrow pending formal execution of our agreement as described above.

If the terms in this letter set forth above are acceptable to Dynamed, please sign and return the attached copy of this letter.

                                                             Yours sincerely,

                                                           /s/ E. Greg McCartney
                                                            E. Greg McCartney
                                                                President/CEO

                             Acceptance of Proposal



         DYNAMED INC. agrees with the terms of this letter of intent, this the 2nd day of September, 1999.


DYNAMED, INC.


Per: /s/ R.E. Wheeler
     Authorized Signatory